Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

ProSomnus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation of Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share, issuable upon the exercise of the Transaction Warrants(2)	457(g)	5,454,524	$1.00(3)	$5,454,524	0.00014760	$805
	Equity	Common Stock, par value $0.0001 per share, issuable upon the conversion of our Series A Preferred Stock(4)	457(c)	10,426,000	$0.65(5)	$6,776,900	0.00014760	$1,000
	Equity	Common Stock, par value $0.0001 per share, issuable as dividends to holders of our Series A Preferred Stock through September 30, 2026(6)	457(c)	2,502,315	$0.65(5)	$1,626,505	0.00014760	$240
	Equity	Common Stock, par value $0.0001 per share, issuable upon the conversion of the Convertible Notes(7)	457(c)	18,661,194	$0.65(5)	$12,129,776	0.00014760	$1,790
	Equity	Common Stock, par value $0.0001 per share, issuable as dividends to holders of our Subordinated Exchange Notes and Existing Subordinated Notes(8)	457(c)	8,228,255	$0.65(5)	$5,348,366	0.00014760	$789
	Total Offering Amounts							$4,625
	Total Fees Previously Paid							$4,625
	Total Fee Offsets							$—
	Net Fee Due							$—

(1)Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)Relates to 5,454,524 shares of Common Stock issuable upon the exercise of the Transaction Warrants, each of which is exercisable at a price of $1.00 per share.

(3)Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

(4)Relates to 10,426,000 shares of Common Stock issuable upon the conversion of the Registrant’s Series A Preferred Stock.

(5)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on the Nasdaq on October 27, 2023 in accordance with Rule 457(c) of the Securities Act.

(6)Relates to 2,502,315 shares of Common Stock issuable as dividends to holders of the Registrant’s Series A Preferred Stock through September 30, 2026.

(7)Relates to 18,661,194 shares of Common Stock issuable upon the conversion of the Convertible Notes.

(8)Relates to 8,228,255 shares of Common Stock issuable as dividends to holders of our Subordinated Exchange Notes and Existing Subordinated Notes.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A